Exhibit 4.29

Exclusive Technology Consulting and Service Agreement

By and between

Zhilian Wangpin (Beijing) Technology Co., Ltd

And

Guangzhou Houbo Information Technology Co., Ltd

June 20, 2014

Exclusive Technology Consulting and Service Agreement

This Exclusive Technology Consulting and Service Agreement (this “Agreement”) is entered into as of June 20, 2014 in Beijing by and among:

Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Address: Room 573, Shenchang Building, No. 51 Zhichun Road, Haidian District, Beijing;

Legal representative: Sheng Guo

Party B: Guangzhou Houbo Information Technology Co., Ltd

Address: Room 712, 155,157 and 159 Tianhe East Road, Tianhe District, Guangzhou;

Legal representative: Xiaojun Pan

Whereas,

1.	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws, having technical expertise and practical experience in the development and design of computer software, as well as rich experience and professionals in information technology and services;

2.	Party B is a limited liability company duly incorporated and existing under the PRC laws, having the due right to be engaged in development of Internet technology, technological development of computer software and hardware and peripheral equipments, designing corporate image, economic information consulting, management consulting, investment consulting (except securities and futures investment consulting), marketing planning, intellectual property agency (except foreign copyright agency and patent agency), business information consulting, market research, designing, producing, publishing and acting for various types of advertisement and data processing businesses;

3.	Party B intends to entrust Party A, and Party A agrees to accept Party B’s entrustment, to provide exclusive technology consulting and related services to Party B. The Parties agree to enter into a written agreement to clarify the respective rights and obligations of the Parties.

NOW, THEREFORE, the Parties hereby agree as follows through friendly negotiations:

1.	Exclusive Consulting and Service; Sole and Exclusive Rights and Interests

1.1 During the term of this Agreement, Party A agrees to provide Party B with relevant technology consulting and services as Party B’s exclusive technology consulting and service provider subject to the terms and conditions hereof (See details of services in Appendix 1).

1.2 Party B agrees to accept the technology consulting and services provided by Party A. Party B further agrees that during the term hereof, it will not accept any other technology consulting and services with respect to the business hereinabove from any third party, unless otherwise agreed by Party A in writing in advance.

2.	Calculation, Payment and Guarantee of the Technology Consulting and Service Fee

2.1 The Parties agree that the technology consulting and service fees (hereinafter referred to as the “Service Fees”) hereunder shall be determined based upon the services rendered by Party A as entrusted, and Party B shall pay the Service Fees to Party A at an amount and in a manner specified in the written notice sent by Party A to Party B on a regular basis.

2.2 In order to guarantee Party B’s payment of the Service Fees payable to Party A hereunder, Party B’s shareholders shall provide Party A with a guarantee by pledging their equity interests in Party B.

3.	Intellectual Property Rights

3.1 The copyright of the software designed by Party A and other related software, as well as the intellectual property rights to any of Party A’s R&D achievements arising out of the performance of this Agreement and/or other agreements jointly signed by the Parties, together with any derivative rights thus incurred, shall all belong to Party A. S Such rights shall include but not be limited to patent application right, copyright or other intellectual property rights in software as media, technical files and technical information, and the right to license or transfer these intellectual property rights to others, etc.

3.2 During the performance of this Agreement, if Party B needs to use party A’s software programs, systems or other intellectual property rights, the Parties shall agree upon the scope, manner and royalties of licensing such software or other intellectual property rights in a separate agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1.	It is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC;

4.1.2.	Its execution and performance of this Agreement falls within the scope of its corporate power and business; it has obtained necessary corporate action and appropriate authorization and necessary consent and approvals from third parties and government agency, and will not constitute a breach of the restrictions by laws or contracts that are binding on it or may affect it;

4.1.3.	This Agreement, once executed, constitutes a lawful, effective and binding obligation of Party A, which may be enforced pursuant to its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1.	It is a limited liability company duly incorporated and validly existing under the laws of the PRC, having the due right to be engaged in development of Internet technology, technological development of computer software and hardware and peripheral equipments, designing corporate image, economic information consulting, management consulting, investment consulting (except securities and futures investment consulting), marketing planning, intellectual property agency (except foreign copyright agency and patent agency), business information consulting, market research, designing, producing, publishing and acting for various types of advertisement and data processing business, and it has been ratified by and registered with Guangzhou Administration for Industry and Commerce;

4.2.2.	Its execution and performance of this Agreement falls within the scope of its corporate power and business; it has obtained necessary corporate action and appropriate authorization and necessary consent and approvals from third parties and government agency, and will not constitute a breach of the restrictions by laws or contracts that are binding on it or may affect it;

4.2.3.	This Agreement, once executed, constitutes a lawful, effective and binding obligation of Party B, which may be enforced pursuant to its terms.

5.	Confidentiality

5.1 Party B agrees to try its best to take various reasonable measures to keep secret Party A’s confidential information and materials (“Confidential Information”) that it may be aware of or have access to due to its acceptance of Party A’s exclusive consulting and services. Party B shall not divulge, offer or transfer such Confidential Information to any third party without Party A’s prior written consent. Upon termination of this Agreement, Party B shall, upon Party A’s request, either return to Party A or destroy by itself all the documents, materials or software containing the Confidential Information and shall delete any such Confidential Information from all the relevant memory devices and cease to use such Confidential Information.

5.2 All parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from other parties unless under the following conditions: (a) such documents are known or will be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction under this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement.

5.3 This Article 5 shall survive even if this Agreement is held to be void, amended, cancelled, terminated or impracticable for any reason whatsoever.

6.	Compensation Liability for Breach of Contract

If either party (“Defaulting Party”) breaches any provision of this Agreement, which causes damage to the other Party (“Non-defaulting Party”), the Non-defaulting Party may notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or take other remedies in accordance with laws.

7.	Effectiveness and Term

7.1 This Agreement is entered into and shall be effective as of the date hereof.

7.2 The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by the Parties.

7.3 This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A.

7.4 During the term stipulated in the above Articles 7.2 and 7.3, if either Party is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such Party, unless such Party has already assigned its rights and obligations in accordance with the Article 13 hereof.

8.	Termination

8.1 Termination upon Expiry. This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provisions herein.

8.2 Earlier Termination. During the term hereof, in no event shall Party B terminate this Agreement earlier, unless Party A commits gross negligence, fraud or other illegal action, or goes bankrupt. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B. During the term hereof, if Party B breaches this Agreement, Party A may terminate this Agreement through a written notice to Party B if Party B fails to correct its breach within fourteen (14) days upon receipt of the written notice from Party A specifying the breach.

8.3 Survival. After the termination of this Agreement, the respective rights and obligations of the Parties under Articles 5, 10 and 12 shall nonetheless remain valid.

9.	Governing Law

The execution, interpretation, performance of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

10.	Dispute Resolution

The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement through friendly consultation in good faith. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by either Party, any Party can submit such matter to Beijing Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The language of arbitration shall be in Chinese. The arbitration award shall be final and binding upon both Parties.

11.	Force Majeure

11.1 “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funding or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party seeking for the exemption of any performance of this Agreement shall forthwith inform the other Party of such event and its proposed measures to make further performance.

11.2 In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take necessary measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to recover the performance of this Agreement once the said Force Majeure Event disappears.

12.	Notices

All notices or other correspondences given by either Party pursuant to this Agreement shall be made in writing in Chinese or English, and may be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the relevant Party or both Parties, or any other address notified by the other Party from time to time, or another person’s address designated by it. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: Zhilian Wangpin (Beijing) Technology Co., Ltd

Attn: Sheng Guo

Address: Room 573, Shenchang Building, No. 51 Zhichun Road, Haidian District, Beijing

Phone:

Fax:

If to Party B: Guangzhou Houbo Information Technology Co., Ltd

Attn: Xiaojun Pan

Address: Room 712, 155, 157 and 159 Tianhe East Road, Tianhe District, Guangzhou

Phone:

Fax:

13.	Assignment

13.1 Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A.

13.2 Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as it needs and such transfer shall only be subject to a written notice sent to Party B by Party A at the occurrence of such transfer, and no further consent from Party B will be required.

14.	Entire Agreement

This Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

15.	Severability

If any article hereof is held to be invalid or non-enforceable due to its inconsistency with the relevant laws, such article shall be deemed invalid only within the applicable area of such laws without affecting the legal effect of other articles hereof in any way.

16.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made in writing by the Parties. Any agreements on such amendment and supplement duly executed by both parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.	Counterparts

This Agreement is made in two(2) original, with each Party holding one and both originals equally valid.

[No text below]

[Signature Page of Exclusive Technology Consulting and Service Agreement]

IN WITNESS THEREOF, each Party hereto have caused this Agreement duly executed by their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Zhilian Wangpin (Beijing) Technology Co., Ltd

(seal)

/s/ Zhilian Wangpin (Beijing) Technology Co., Ltd

Name:

Title:

Guangzhou Houbo Information Technology Co., Ltd

(seal)

/s/ Guangzhou Houbo Information Technology Co., Ltd

Name:

Title:

Appendix 1: List of Technology Consulting and Service Contents

1. Server maintenance and affiliated services of network platform management;

2. Development, update and upgrade of application software for server;

3. Development, update and upgrade of online users’ application software;

4. Training on technical and business staff;

5. Other services accepted by both Parties.